Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made as of August 4, 2018, by and between JETPAY CORPORATION, a Delaware corporation (the “Company”), and NCR Corporation, a Maryland corporation (the “Recipient”).

WHEREAS, for the purpose or purposes of discussions relating to and evaluation of a potential negotiated investment or other strategic transaction involving the Company (the “Potential Transaction”), the Company may provide or disclose to the Recipient and its Representatives (as hereinafter defined) certain information about the Company, and/or its affiliates (as hereinafter defined), whether in writing, orally or otherwise, or provide the Recipient and its Representatives access to certain information about the business, financial condition, operations, assets and liabilities of the Company and its affiliates (the “Information”).

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, it is agreed as follows:

1.    As a condition to, and in consideration of, the willingness of the Company and its affiliates to participate in discussions regarding a Potential Transaction and to permit the disclosure of Information to the Recipient and/or its Representatives, the Company requires the Recipient’s agreement to the terms and conditions of this Agreement.

2.    As used in this Agreement, the term “Evaluation Material” shall include all Information, whether (a) prepared by the Company and/or its affiliates, any of their respective Representatives or otherwise or gathered by inspection, (b) in written, oral, electronic or other form, (c) identified as “confidential” or otherwise, or (d) prepared prior to, on or after the date of this Agreement, that is furnished to the Recipient or any of its Representatives by or on behalf of the Company and/or its affiliates (including, for the avoidance of doubt, by the Company’s financial advisor, Financial Technology Partners LP (“FT Partners”) or legal adviser, Dechert LLP), regardless of the manner or medium in which such Evaluation Material is furnished, including all information and documentation which the Company or any of its affiliates is obligated to treat as confidential pursuant to any course of dealing or any agreement to which the Company or any of its affiliates is a party, all information and documentation relating to the financial, tax, accounting and other information of the Company or any of its affiliates regarding business operations, prospects, value and/or structure, marketing practices and techniques, business strategies and capabilities, business plans, and relationships with customers, suppliers, principals, employees, financing sources and others, and any information that is a trade secret within the meaning of applicable trade secret law and other documentation and materials prepared by the Recipient or any of its Representatives, containing or based in whole or in part on any Information furnished by the Company or its affiliates or any of their respective Representatives. “Evaluation Material” also shall include (i) the fact that the parties are considering the Potential Transaction, (ii) any discussions, negotiations and investigations regarding the terms, conditions or other facts with respect to the Potential Transaction, including the status thereof and the existence and terms of this Agreement and (iii) that the Recipient has been contacted regarding a Potential Transaction and/or that Evaluation Material has been made available to the Recipient.

“Evaluation Material” does not include information that the Recipient can demonstrate: (x) is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by the Recipient or its Representatives, or (y) becomes available to the Recipient on a non-confidential basis from a source other than the Company or its affiliates or any of their respective Representatives; provided that such source is not known by the Recipient or its Representatives (after due inquiry) to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or its affiliates or another party.

The Recipient shall use, and shall cause its Representatives to use, the Evaluation Material solely in connection with its analysis and evaluation of the Potential Transaction (the “Permitted Purpose”), and for no other purpose. Furthermore, the Recipient shall not, and shall cause its Representatives to not, directly or indirectly, at any time whether or not the Company or any of its affiliates, on the one hand, and the Recipient, on the other hand, enter into a Potential Transaction, disclose any Evaluation Material to any person (other than the Company) in any manner, or permit or assist any person (other than the Company) to use any Evaluation Material, except that the Recipient may disclose Evaluation Material to its Representatives who need to know such information for the sole purpose of assisting, and solely to the extent necessary to permit such Representatives to assist, the Recipient in the Permitted Purpose; provided that the Recipient shall require such Representatives to be bound by the terms of this Agreement to the same extent as if they were parties to this Agreement, and the Recipient shall be liable to the Company for any action or omission prohibited under this Agreement by any of its Representatives. The Recipient and its Representatives shall use the same degree of care in protecting the Evaluation Material as the Recipient or its Representatives, as applicable, use to protect their own confidential information but in no event less than a reasonable degree of care. The Recipient agrees to give the Company immediate written notice of any unauthorized use or disclosure of the Evaluation Material by such Recipient and its Representatives and assist the Company in remedying such unauthorized use or disclosure as soon as possible.

“Representatives” of any person shall mean its affiliates and the directors, officers, employees, controlling persons, representatives, agents, potential sources of debt financing and advisors of such person and its affiliates (including financial advisors, counsel and accountants); provided, that the Recipient agrees (a) that it will notify FT Partners five (5) days in advance of the identity of any debt financing source to whom it plans to furnish Evaluation Material, and (b) that it will not agree with any potential or existing debt financing source that such debt financing source will not provide financing to any other person, or cause any such debt financing source to agree that it will not provide financing to any other person, in each case with respect to a transaction with the Company or any of its affiliates. An “affiliate” of any person shall mean any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person. For purposes of this definition, “control” of a person means the possession of power to direct or cause the direction of management and policies of such person, whether through ownership of voting securities, by contract or otherwise. The term “person” as used in this Agreement will be interpreted broadly to include the media (electronic, print or otherwise), the Internet, any governmental representative or authority, any securities exchange or any corporation, company, limited liability company, enterprise, association, partnership, group or other entity or individual.

Without limiting the generality of the foregoing, the Recipient agrees that neither it nor any of its Representatives shall directly or indirectly discuss with or offer to any third party (excluding, for the avoidance of doubt, potential debt financing sources that are Representatives pursuant to the terms hereof) any position (debt, equity, co-investor, joint venture or otherwise) or potential position in any Potential Transaction or any other form of direct or indirect participation in any Potential Transaction without the prior written consent of the Company. The Recipient further represents and acknowledges that, as of the date hereof, no agreement, arrangement or any other understanding exists between the Recipient and its Representatives, on the one hand, and any potential or existing debt or equity sources, co-investors, joint venture counterparties or otherwise, on the other hand, regarding a position or potential position in any Potential Transaction or any other form of direct or indirect participation in any Potential Transaction.

3.    In the event that the Recipient or any of its Representatives is legally required, based on the written opinion of Recipient’s outside legal counsel, to disclose any Evaluation Material, the Recipient will first give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or other remedy, and/or waive compliance with certain provisions of this Agreement, and the Recipient will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, the Recipient will furnish only that portion of the Evaluation Material that is legally required to be disclosed, based on the written opinion of Recipient’s outside legal counsel, and use its best efforts to obtain assurances that confidential treatment will be accorded to such Evaluation Material.

4.    Except as otherwise required by law or regulation, within fifteen (15) days after being so requested in writing by the Company (which request may be made by the Company at any time and from time to time), the Recipient shall, and shall cause its Representatives to, either return to the Company or destroy all Evaluation Material and all documents, materials or other items containing Evaluation Material, without retaining any copies, summaries or extracts thereof, except as otherwise required by law or regulation, and shall certify such return and/or destruction in writing to the Company by the authorized officer or officers supervising such return and/or destruction within such fifteen (15) day period. Compliance with this paragraph shall not relieve the Recipient of its other obligations under this Agreement.

5.    For the two-year period following the date of this Agreement, the Recipient shall not, and shall cause its affiliates and each of their respective directors, officers, employees or controlling persons not to directly or indirectly solicit for hire or engagement, or hire or engage, any individual who is now, or was during the six months prior to such proposed solicitation, hire, or engagement, employed by the Company in the capacities set forth on Exhibit A; provided, however, that the Recipient may make general solicitations through public advertisements in the ordinary course of business and consistent with past practice and employ persons in connection with such general solicitations.

6.    The Recipient acknowledges, on behalf of itself and its Representatives, that neither the Company nor its Representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of the Evaluation Material, that neither the Company nor its Representatives shall have any liability whatsoever to Recipient or its Representatives or any other person as a result of the use of the Evaluation Material or any errors therein or omissions therefrom by virtue of this Agreement or otherwise and that the Recipient and its Representatives shall assume full responsibility for all conclusions derived from the Evaluation Material.

The only representations and warranties on which the Recipient may rely will be those, if any, expressly set forth in a definitive agreement between the Company and the Recipient with respect to a Potential Transaction, and then only to the extent provided in such definitive agreement. Neither this Agreement nor disclosure of any Evaluation Material to the Recipient or its Representatives shall be deemed by implication or otherwise to vest in the Recipient or its Representatives rights in or to the Evaluation Material, other than the right to use such Evaluation Material solely for the Permitted Purpose.

7.    The Recipient agrees that all contacts or communications by the Recipient or its Representatives with the Company regarding the subject matter of this Agreement, including as to any Evaluation Material or request for Evaluation Material or with respect to any Potential Transaction (including questions regarding procedure) must in each case by directed to FT Partners. Accordingly, the Recipient agrees not to, and agrees to cause its Representatives not to, directly or indirectly contact or communicate with any stockholder, director, officer, employee or agent of the Company, or any customer, supplier or other person that has a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Evaluation Material or any Potential Transaction, except with the prior written consent of the Company.

8.    The Recipient acknowledges (on behalf of itself and its Representatives) that the covenants contained in this Agreement are fundamental for the protection of the legitimate business and proprietary interests of the Company and its affiliates and that in the event of any violation by the Recipient or its Representatives of any such covenants, remedies at law would be inadequate. In the event of any violation or attempted violation of this Agreement, the Company and its affiliates shall be entitled to specific performance and injunctive relief or other equitable remedy without any showing of irreparable harm or damage, and the Recipient hereby waives, and shall cause its Representatives to waive, any requirement for the securing or posting of any bond or other security in connection with any such remedy. The Recipient also agrees to indemnify and hold harmless the Company (on its own behalf and on behalf of its affiliates) against and to pay any loss or expense incurred by the Company or any of its affiliates by reason of or arising out of any breach by the Recipient or its Representatives of the obligations in this Agreement, including any costs, expenses or other liabilities incurred by the Company or any of its affiliates in connection with the enforcement of any of its rights or the obligations hereunder. Such remedies shall not be deemed to be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company or any of its affiliates. Any trade secrets included in the Evaluation Material will also be entitled to all of the protections and benefits under applicable trade secret law. The Recipient hereby waives, and shall use all reasonable efforts to cause its Representatives to waive, any requirement that the Company or any of its affiliates submit proof of the economic value of any trade secret or post a bond or other security.

9.    The Recipient understands that (i) the Company and its Representatives shall conduct the process for the Potential Transaction as they in their sole discretion shall determine (including negotiating with any third party, entering into definitive agreements without prior notice to the Recipient or any other person, and discontinuing discussions or negotiations with the Recipient or any other party at any time for any reason or no reason), (ii) any procedures relating to such a Potential Transaction may be changed at any time without notice to the Recipient, (iii) the Company shall have the right to reject or accept any transaction proposal, for any reason whatsoever, in its sole discretion, and (iv) neither the Recipient nor any of its Representatives shall have any claims whatsoever against the Company or its Representatives arising out of or relating to the Potential Transaction (other than those against the parties to a definitive agreement with the Recipient related to the Potential Transaction in accordance with the terms thereof). The Recipient and the Company acknowledge and agree that this Agreement is entered into with the express understanding that neither the Company nor the Recipient is obligated to enter into or to commence or continue any discussions or negotiations pertaining to the entry into any Potential Transaction, and that no such obligation shall arise unless and until a definitive agreement relating to a Potential Transaction is executed and delivered by the parties.

10.    The Recipient acknowledges that it and its Representatives may receive material non-public information in connection with the Recipient’s evaluation of the Potential Transaction and that the Recipient is aware (and will so advise its Representatives) that the federal and state securities laws and other applicable laws impose restrictions on purchasing, selling, engaging in transactions or otherwise trading in securities, bank debt, instruments and interests of the Company or any other person or entity or communicating any such information to any other person.

11.    The Recipient represents and warrants to the Company that, as of the date hereof, the Recipient does not beneficially own any securities of the Company or any securities or contract rights the terms or value of which are dependent on the securities of the Company. For a period of eighteen (18) months from the date of this Agreement, the Recipient and its Representatives (acting on behalf of the Recipient or its affiliates) will not, directly or indirectly, and the Recipient will cause any person or entity controlled by the Recipient or acting in concert with the Recipient not to, without the prior consent of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, or any securities or contract rights the terms or value of which are dependent on securities of the Company, (ii) propose to enter into, directly or indirectly, any merger, consolidation, tender offer, exchange offer, recapitalization, restructuring, liquidation, business combination, partnership, joint venture or other similar transaction involving the Company or any of its subsidiaries or any of the assets of the Company constituting a material portion of the consolidated assets of the Company and its subsidiaries, (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consent to vote, or seek to advise or influence any person (including, for the avoidance of doubt, directly by means of communication with the press or media) with respect to the voting of any securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company, (v) negotiate, have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing or, make any investment in any other person that, to the Recipient’s knowledge at the time of the Recipient’s investment (after reasonable inquiry), intended to or is considering and actually does engage, or offers or proposes to engage, in any of the foregoing, (vi) otherwise act, alone or in concert with others, to seek to control or influence (including, for the avoidance of doubt, directly by means of communication with press or media), the management, the Board of Directors of the Company or otherwise seek the removal of any director or the election or appointment of any director, (vii) disclose, or direct any third-party to disclose, any intention, plan or arrangement inconsistent with the foregoing or (viii) advise, assist or encourage any other persons in connection with any of the foregoing. Unless and until the Recipient has received the prior written invitation or approval of the Company to do so, the Recipient also agrees during such period not to (i) request the Company (or any Representative of the Company), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (ii) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, a Potential Transaction or (iii) communicate with the Company’s shareholders regarding the subject matter of this Agreement. Notwithstanding the foregoing provisions of this paragraph 11, the Recipient will be permitted to submit to the Company one or more offers, proposals or indications of interest related to a transaction between the parties that would otherwise violate the foregoing provisions of this paragraph 11, provided that each submission is made to the FT Partners on a confidential basis and in a manner that would not reasonably be expected to require the Company to make public disclosure of such offer, proposal or indication of interest.

12.    This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to principles of conflicts of laws. If, for any reason, any court of competent jurisdiction determines it is impossible to so construe any provision of this Agreement and holds that provision to be invalid, all other provisions of this Agreement shall remain in full force and effect. This Agreement was negotiated by sophisticated parties at arms’ length, and neither party hereto shall be construed as the drafting party against which the Agreement could be construed. The Recipient hereby irrevocably and unconditionally consents to submit (on behalf of itself and its Representatives) to the non-exclusive jurisdiction of the state and federal courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Recipient agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail or by express courier such as Federal Express to the Recipient’s address set forth in the signature pages below shall be effective service of process for any action, suit or proceeding brought against the Recipient in any such court). The Recipient hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.    This Agreement shall not be assignable by the Recipient without the consent of the Company. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of each party to this Agreement.

14.    The provisions of this Agreement shall be binding upon any person currently or at any future time controlling, controlled by or under common control with the Recipient, and the Recipient shall be liable to the Company for any action or omission prohibited hereunder by any such person.

15.    Neither the failure nor any delay by the Company in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.

16.    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by the Company and the Recipient. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17.    This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, including any additional purported confidentiality requirements imposed by any web-based database or similar repository of Evaluation Material to which the Recipient or any of the Recipient’s Representatives may be granted access in connection with the evaluation, negotiation or consummation of a Potential Transaction, notwithstanding acceptance or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions. Whenever used in this Agreement, “including” or any derivation thereof shall be deemed to be followed by the phrase “without limitation”.

19.    Except as otherwise provided herein, the Recipient shall be bound by the restrictions and covenants set forth herein until the expiration of eighteen (18) months following the completion or termination of any discussion between the Recipient (or its Representatives) and the Company (or its Representatives) with respect to a Potential Transaction; provided, however, that with respect to Evaluation Material which constitutes a trade secret under applicable law, the Recipient’s obligations pursuant to this Agreement shall survive so long as the Evaluation Material remains a trade secret.

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IN WITNESS WHEREOF, the Company and the Recipient have executed this Agreement as of the date and year first written above.

JETPAY CORPORATION
By:	/s/ Gregory M. Krzemien
Name: Gregory M. Krzemien
Title: CFO
Address:
7450 Tilighman Street, Suite 170
Allentown, PA 18106
NCR CORPORATION
By:	/s/ N. Rocky Cho
Name: N. Rocky Cho
Title: Senior Director of Corp. Dev.
Address:
864 Spring St.
Atlanta, GA 30309

Signature Page to Confidentiality Agreement

Exhibit A

1.	Chief Executive Officer

2.	Chairman

3.	Vice Chairman

4.	Chief Financial Officer

5.	Chief Operating Officer

6.	Chief Information officer

7.	Chief Marketing Officer

8.	Chief Strategy Officer

9.	Senior Vice President Financial Planning & Analytics

10.	President of HR & Payroll Services